Exhibit 5.1

Level 27, Exchange Tower 2 The Esplanade Perth WA 6000 Australia PO Box Z5025, St Georges Terrace Perth WA 6831 T +61 8 9404 9100 F +61 8 9300 1338
IperionX Limited Level 9, 28 The Esplanade PERTH WA 6000	28 July 2023

IperionX Limited – Form F-3 Registration Statement

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We have acted as Australian counsel to IperionX Limited, an Australian corporation (Company), in connection with its filing of a registration statement on Form F-3 (Registration Statement) under the US Securities Act of 1933, as amended (Securities Act), with the US Securities and Exchange Commission (Commission).

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The Registration Statement relates to the proposed offer, issue and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to an aggregate amount of US$250,000,000 of the Company’s ordinary shares of the Company (Shares) (which may be represented by American Depositary Shares (ADSs), as evidenced by American Depositary Receipts), preference shares (Preference Shares), warrants, subscription rights, debt securities and/or units (collectively, Securities).

3	For the purposes of this opinion, we have, amongst other things, examined and relied upon the following documents:

(a)	the Registration Statement;

(b)	a draft of the prospectus contained in the Registration Statement (the Prospectus);

(c)
a certificate, dated the date hereof, of the Company Secretary of the Company certifying the accuracy and completeness of the Constitution of the Company and resolutions of the Board of Directors of the Company relating to the Registration Statement; and

(d)	the Company’s Constitution.

4	We have also examined such other documents made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

5	In giving the opinion expressed in this letter we have assumed the following matters:

(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as copies (certified or otherwise);

(d)	the authenticity of the originals of such copies;

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(e)	all information contained in all documents reviewed by us is true and correct;

(f)
that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this letter opinion have not been and will not be varied or revoked after the date of this letter and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed;

(g)	the accuracy of any searches obtained from the Australian Securities and Investment Commission in relation to the Company;

(h)	each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and

(i)	each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

6	Our opinion in this letter is subject to the qualifications we have noted in this letter and the following matters:

(a)
the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of Securities thereunder);

(b)
an appropriate prospectus supplement with respect to the offering of the applicable Securities (if applicable) being prepared, delivered and timely field with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder,

(c)	the Securities to be sold pursuant to the applicable prospectus supplement being duly authorised by each of the Board of Directors and, where applicable, the Company’s shareholders;

(d)	the agreed upon consideration being received for the issue of the Securities;

(e)	the aggregate offering price of all Securities not exceeding US$250,000,000;

(f)
if in an underwritten offering, a definitive purchase, underwriting or similar agreement with respect to any Securities will be duly authorised and validly executed and delivered by the Company and the other parties thereto; and

(g)
the terms of the issuance and sale of the Shares or Preference Shares being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 (Cth) (Corporations Act) and the listing rules of the Australian Securities Exchange, and in the manner stated in the Registration Statement and the applicable prospectus supplement, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

7	Based upon and subject to the foregoing, we are of the opinion that:

(a)
the Company is duly incorporated and validly existing under the laws of Australia in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration) and has all requisite corporate power to issue the Securities; and

(b)
when issued and paid for as contemplated by the prospectus and any prospectus supplement, the Shares or Preference Shares will be legally issued, fully paid and non-assessable (for the purpose of this opinion, the term ‘non-assessable’, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares).

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The opinions expressed above are limited to the laws of the Commonwealth of Australia in force as at the date of this letter and we do not express any opinion as to the effect of any other laws, in particular as to whether an agreement which is governed by a law other than such laws is valid and binding.  This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Prospectus.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities Exchange Commission promulgated thereunder.

Yours faithfully Thomson Geer

/s/ Michael Ng		/s/ Scott Gibson
Michael Ng		Scott Gibson
Partner		Partner
T	+61 8 9404 9154	T	+61 8 9404 9152
M	+61 466 563 889	M	+61 409 686 689
E	mng@tglaw.com.au	E	sgibson@tglaw.com.au